Exhibit 99.1
Contact: Steve Pavlovich
Investor Relations
(510) 743-6833
spavlovich@opnext.com
OPNEXT REPORTS THIRD FISCAL QUARTER UNAUDITED OPERATING RESULTS
Fremont, CA. (February 4, 2010) Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacturing of optical modules and components, today announced unaudited financial results for the third fiscal quarter ended December 31, 2009.
Financial Highlights for the Third Fiscal Quarter Ended December 31, 2009:
•
Revenue decreased $4.9 million, or 6.1%, to $76.1 million compared to $81.0 million in the quarter ended September 30, 2009. Revenue from sales of 10Gbps and below products increased $5.2 million, or 10.4%, to $55.1 million, as revenue from sales of 10Gbps products increased 12.6%, primarily as a result of increased sales of XFP and 10G data products. 40Gbps and above revenue decreased $11.2 million, or 40.1%, to $16.8 million, while revenue from sales of industrial and commercial products increased $1.1 million, or 35.5%, to $4.2 million. The decrease in 40Gbps and above revenue resulted primarily from a decline in sales of 40Gbps subsystems.

•
Revenue increased $5.6 million, or 7.9%, from $70.5 million in the quarter ended December 31, 2008. Revenue in the quarter ended December 31, 2009, included $12.1 million from the former StrataLight Communications, Inc. (“StrataLight”), which was acquired on January 9, 2009. 40Gbps and above revenue increased $11.7 million, primarily as a result of the StrataLight acquisition. Revenue from sales of 10Gbps and below products decreased $4.9 million, or 8.2%, while revenue from sales of industrial and commercial products decreased $1.2 million, or 22.2%. The decrease in sales of 10Gbps and below products occurred in all major product categories except XFP, X2, and SFP+ modules.

•
Cisco Systems, Inc. (“Cisco”), Alcatel-Lucent (“ALU”), and Nokia Siemens Networks (“NSN”) each represented 10% or more of total revenues in the quarter ended December 31, 2009. Combined, these three customers represented 54% of total revenues as compared to 56% in the quarter ended September 30, 2009. The decrease resulted from lower 40Gbps subsystem sales to NSN and Cisco partially offset by increased 10Gbps and below sales to Cisco and ALU.

•
Gross margin was 15.7% compared to 21.7% for the quarter ended September 30, 2009. Gross margin for the December and September quarters included 240 basis point and 250 basis point negative effects, respectively, from non-cash charges and costs associated with the acquisition of StrataLight and stock-based compensation expense. In addition, the quarter ended December 31, 2009 included a 40 basis point negative effect from restructuring charges. Excluding non-cash charges and costs associated with the acquisition of StrataLight, stock-based compensation expense and restructuring charges, non-GAAP gross margin was 18.5% for the quarter ended December 31, 2009, compared to 24.2% for the quarter ended September 30, 2009. The decrease in non-GAAP gross margin resulted primarily from lower 40Gbps subsystem sales and a 70 basis point negative impact from foreign currency exchange fluctuations and hedging programs.

•
Operating loss was $19.0 million for the quarter ended December 31, 2009, compared to an operating loss of $17.0 million for the quarter ended September 30, 2009. Operating loss for the December and September quarters included $5.9 million and $8.8 million, respectively, of non-cash charges and costs associated with the acquisition of StrataLight as well as stock-based compensation expense and restructuring costs. Excluding these items, non-GAAP operating loss was $13.1 million for the quarter ended December 31, 2009, compared to a non-GAAP operating loss of $8.2 million for the quarter ended September 30, 2009. The increase in non-GAAP operating loss resulted from the reduction in gross margin partially offset by lower research and development and selling, general and administrative expenses. Collectively, these operating expenses declined by $0.6 million as $1.0 million of lower spending was partially offset by $0.4 million of unfavorable foreign currency exchange fluctuations.

•
Net loss was $18.6 million for the quarter ended December 31, 2009, or $(0.21) per fully diluted share, compared to a net loss of $17.9 million, or $(0.20) per fully diluted share, for the quarter ended September 30, 2009. Non-GAAP net loss for the quarter ended December 31, 2009, which excludes non-cash charges and costs associated with the acquisition of StrataLight as well as stock-based compensation expense and restructuring costs, was $12.7 million, or $(0.14) per fully diluted share, compared to a non-GAAP net loss of $9.2 million, or $(0.10) per fully diluted share, for the quarter ended September 30, 2009.

•
Cash and cash equivalents decreased by $8.7 million to $146.3 million at December 31, 2009, compared to $155.0 million at September 30, 2009, reflecting $2.4 million of capital expenditures, $2.6 million of capital lease payments, $3.8 million of cash used in operations and a $0.1 million benefit from foreign currency exchange fluctuations. Excluding $6.5 million of payments in connection with the StrataLight Employee Liquidity Bonus Plan, $2.7 million of cash was generated from operations. Net current assets other than cash and cash equivalents increased by $7.6 million as a result of a $9.0 million decrease in accounts receivable, a $5.1 million decrease in inventory and a $1.0 million decrease in prepaid expenses and other current assets, partially offset by a $6.9 million decrease in accrued expenses and a $0.7 million decrease in accounts payable.

•
EBITDA was negative $11.4 million for the quarter ended December 31, 2009, compared to negative $8.0 million for the quarter ended September 30, 2009. Adjusted EBITDA, which excludes non-cash charges and costs associated with the acquisition of StrataLight as well as stock-based compensation expense and restructuring costs, was negative $7.3 million for the quarter ended December 31, 2009, compared to negative $3.0 million for the quarter ended September 30, 2009.

Market Observations and Guidance:
“Last quarter we indicated that we expected to see bifurcation in our markets, with continuing growth in 10G and below, while 40G and above would remain challenged,” said Gilles Bouchard, Opnext, Inc. President and Chief Executive Officer, “and that’s what we experienced in our third quarter.”
“Looking ahead to our fourth fiscal quarter ending March 2010, we expect 10G and below revenues to increase modestly, in spite of first calendar quarter price reductions. In addition, we are anticipating moderate growth in the 40G and above business driven by further growth in 40G modules, new 40G subsystems deployments, and the emergence of 100G. Finally, we anticipate that the recovery of our industrial and commercial business revenues will continue.
“We are achieving important milestones in our 100G development program as evidenced by our recent multiplexer chip announcement. Customers are responding positively to the program and we continue to enter into new 100G partnerships.
“Based on these factors, we expect our revenues to be between $78 million and $83 million for the fourth fiscal quarter ending March 31, 2010,” concluded Mr. Bouchard.

Forward-looking Statements:
Statements made in this press release include forward-looking statements, including, but not limited to, those related to future revenues, growth of revenues, market position, acceptance of certain Opnext products, execution of new development contracts, management’s expectations with respect to the Company’s initiatives, position for future growth, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:
•
projected sales for the quarter ending March 31, 2010, as well as the general outlook for the future, are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•
the market in which Opnext operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.

Other factors that could cause the Company’s future, including future financial position and results from operations, to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the success of Opnext’s research and development efforts; the ability of Opnext to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with litigation; rights to intellectual property; market trends and the adoption of industry standards; the ability of Opnext to integrate, and realize the value from, the acquisition of StrataLight; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on June 15, 2009, as amended. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.
Conference Call:
Opnext management will conduct a conference call at 1:30 p.m. PT, today, Thursday, February 4, 2010, to discuss these results in detail. You may participate in this conference call by dialing 866-365-3198 (United States) or 702-928-6762 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 52023266. A replay of the conference call can be accessed starting approximately two hours after the call through Thursday, February 11, 2010, by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 52023266. A live webcast of the call will be accessible on the Investor Relations section of the Company website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)
About Opnext:
Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with one of the industry’s largest portfolio of 10G and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2009	March 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$146,333	$168,909
Trade receivables, net	53,759	63,961
Inventories	97,348	101,610
Prepaid expenses and other current assets	4,099	3,708

Total current assets	301,539	338,188
Property, plant, and equipment, net	62,630	71,966
Purchased intangibles	26,006	39,239
Other assets	523	371

Total assets	$390,698	$449,764

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$38,782	$38,356
Accrued expenses	28,247	33,190
Short-term debt	21,534	20,243
Capital lease obligations	11,154	11,388

Total current liabilities	99,717	103,177
Capital lease obligations	14,762	21,402
Other long-term liabilities	5,548	4,648

Total liabilities	120,027	129,227

Total shareholders’ equity	270,671	320,537

Total liabilities and shareholders’ equity	$390,698	$449,764

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Nine months ended
	December 31,		December 31,
	2009	2008	2009	2008

Sales	$76,065	$70,533	$242,349	$234,929
Cost of sales	62,670	54,951	191,729	167,765
Amortization of acquired developed technology	1,445	—	4,335	—

Gross margin	11,950	15,582	46,285	67,164
Research and development expenses	17,475	10,550	55,272	32,021
Selling, general and administrative expenses	13,179	14,805	41,137	42,656
Impairment of goodwill	—	5,698	—	5,698
Amortization of purchased intangibles	342	—	8,898	—

Operating loss	(19,046)	(15,471)	(59,022)	(13,211)
Interest (expense) income, net	(178)	717	(432)	2,689
Other income (expense), net	422	216	(882)	(219)

Loss before income taxes	(18,802)	(14,538)	(60,336)	(10,741)
Income tax benefit (expense)	222	—	126	—

Net loss	$(18,580)	$(14,538)	$(60,210)	$(10,741)

Net loss per share:
Basic	$(0.21)	$(0.23)	$(0.68)	$(0.17)
Diluted	$(0.21)	$(0.23)	$(0.68)	$(0.17)

Weighted average number of shares used in computing net loss per share:
Basic	88,960	64,612	88,808	64,618
Diluted	88,960	64,612	88,808	64,618

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended		Nine months ended
	December 31,		December 31,
	2009	2008	2009	2008
Cash flows from operating activities
Net loss	$(18,580)	$(14,538)	$(60,210)	$(10,741)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,444	3,350	17,054	9,338
Amortization of purchased intangibles	1,787	—	13,233	—
Stock-based compensation expense	1,672	1,584	5,010	4,161
Impairment of goodwill	—	5,698	—	5,698
Loss (gain) on disposal of property, plant and equipment	170	27	180	(9)
Employee Liquidity Bonus Plan expense	(1,856)	—	1,179	—
Changes in net current assets excluding cash and cash equivalents	7,549	3,827	12,916	(5,792)

Net cash (used in) provided by operating activities	(3,814)	(52)	(10,638)	2,655
Cash flows from investing activities
Capital expenditures	(2,394)	(1,171)	(5,179)	(2,474)
In-process acquisition of business costs	—	(240)	—	(1,622)

Net cash used in investing activities	(2,394)	(1,411)	(5,179)	(4,096)
Cash flows from financing activities
Payments on capital lease obligations	(2,592)	(2,840)	(8,086)	(6,479)
Payments on short-term debt	—	(981)	—	(6,586)
Payments on equity registration	—	(560)	—	(560)
Restricted shares repurchased	—	(27)	—	(27)
Exercise of stock options	—	—	4	6

Net cash used in financing activities	(2,592)	(4,408)	(8,082)	(13,646)
Effect of foreign exchange rates on cash and cash equivalents	103	(310)	1,323	(602)

Decrease in cash and cash equivalents	(8,697)	(6,181)	(22,576)	(15,689)
Cash and cash equivalents at beginning of period	155,030	212,178	168,909	221,686

Cash and cash equivalents at end of period	$146,333	$205,997	$146,333	$205,997

Non-cash financing activities
Capital lease obligations incurred	$—	$(5,413)	$(109)	$(13,170)

Opnext Non-GAAP Financial Measures
Management excludes certain charges and expenses from its gross margin and operating (loss) income GAAP financial measures for the purpose of assessing the Company’s operating performance. Accordingly, the Company provides these non-GAAP measures to its investors as supplemental information, in addition to the GAAP presentation, in an effort to provide greater transparency and insight into management’s method of analysis. The Company also provides non-GAAP net (loss) income and net (loss) income per share financial measures to demonstrate the impact of its non-GAAP operating performance measures on these financial measures.
The basis for excluding the following non-GAAP adjustments related to the acquisition of StrataLight is as follows:
Goodwill impairment: On June 4, 2003, the Company acquired 100% of the outstanding shares of Pine Photonics Communication Inc., or Pine, in exchange for 1,672,476 of the Company’s then Class B common stock. This acquisition expanded the Company’s product line of SFP transceivers with data rates less than 10 Gbps that are sold to telecommunications and data communications customers. During the quarter ended December 31, 2008, there were sufficient indicators to require an interim goodwill impairment analysis, including a significant decrease in the Company’s market capitalization and a significant deterioration in the macroeconomic environment largely caused by the widespread unavailability of business and consumer credit. Based upon the interim goodwill analysis conducted, the Company recorded a $5.7 million impairment charge which represented the full amount of goodwill recorded at the time of the Pine acquisition. This non-cash impairment charge is non-recurring and therefore the Company believes this charge is not indicative of its core operating performance.
Employee Liquidity Bonus Plan expense: As part of the acquisition of StrataLight, the Company assumed the costs of an employee bonus plan providing certain employees, directors and other designees of StrataLight with a portion of the merger consideration in the form of cash payments and the Company’s stock. Twenty-five percent (25%) of the plan awards vested on January 31, 2009 and fifty percent (50%) vested on October 31, 2009. The remaining twenty-five percent (25%) of the plan awards will vest and be distributed during the quarter ending March 31, 2010. The associated expense is being recognized over the distribution period. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Amortization of intangible assets and fair-value adjustment of acquired inventory: In connection with the acquisition of StrataLight, the Company acquired certain intangible assets related to developed product technology, order backlog, customer relationships and inventory, all of which were recorded at fair-value. The useful lives of the intangible assets range up to five years and are being amortized on a straight-line basis over their respective useful lives. The increase from historical cost to fair value of acquired inventory is being realized as the goods are sold. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Business integration costs: During the quarter ended December 31, 2008, the Company began to incur costs associated with the integration of StrataLight. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Restructuring activities: Subsequent to the acquisition of StrataLight, effective April 1, 2009, the Company relocated its corporate headquarters from Eatontown, NJ, to Fremont, CA, and during the quarter ended March 31, 2009, began to incur workforce-related charges, such as severance payments, retention bonuses and employee relocation costs related to a formal restructuring plan and building costs for facilities not required for ongoing operations. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
The basis for excluding the following non-GAAP adjustments and measures is as follows:
Stock-based compensation expense: The Company records compensation expense related to its stock-based awards in accordance with SFAS 123R. Depending upon the size, the timing and the terms of the awards, the related non-cash compensation expense may vary significantly. The Company believes these non-cash expenses are not indicative of its core operating performance.
Litigation expenses: During the quarter ended June 30, 2008, the Company began to incur costs associated with a class action claim. The Company believes the claim is non-recurring and the related expenses are not indicative of its core operating performance.

Opnext, Inc.
Unaudited Supplemental Earnings Reconciliation
(in thousands, except per share data)

					Three Months
	Three Months Ended		Nine Months Ended		Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,
	2009	2008	2009	2008	2009
GAAP gross margin	$11,950	$15,582	$46,285	$67,164	$17,589
GAAP gross margin %	15.7%	22.1%	19.1%	28.6%	21.7%
Cost of sales adjustments:
Amortization of acquired developed technology	$1,445	$—	$4,335	$—	$1,445
Stock-based compensation expense	159	133	491	298	181
Acquired inventory mark-up	—	—	977	—	—
Employee Liquidity Bonus Plan expense	148	—	943	—	343
Restructuring costs	335	—	335	—	—

Total cost of sales adjustments	$2,087	$133	$7,081	$298	$1,969

Non-GAAP gross margin	$14,037	$15,715	$53,366	$67,462	$19,558

Non-GAAP gross margin %	18.5%	22.3%	22.0%	28.7%	24.2%

GAAP operating loss	$(19,046)	$(15,471)	$(59,022)	$(13,211)	$(16,995)
GAAP operating loss %	(25.0)%	(21.9)%	(24.4)%	(5.6)%	(21.0)%
Operating loss adjustments:
Impairment of goodwill	$—	$5,698	$—	$5,698	$—
Total cost of sales adjustments	$2,087	$133	$7,081	$298	$1,969
Research and development adjustments:
Stock-based compensation expense	$320	$243	$952	$579	$344
Employee Liquidity Bonus Plan expense	1,024	—	4,500	—	1,802
Restructuring costs	156	—	374	—	59

Total research and development adjustments	$1,500	$243	$5,826	$579	$2,205
Selling, general and administrative adjustments:
Stock-based compensation expense	$1,193	$1,208	$3,567	$3,284	$1,166
Employee Liquidity Bonus Plan expense	383	—	1,823	—	785
Restructuring costs	417	—	1,472	—	173
Amortization of purchased intangibles	342	—	8,898	—	2,342
Business integration costs	—	276	480	276	115
Litigation expense	—	226	—	726	—

Total selling, general and administrative adjustments	$2,335	$1,710	$16,240	$4,286	$4,581

Non-GAAP operating loss	$(13,124)	$(7,687)	$(29,875)	$(2,350)	$(8,240)

Non-GAAP operating loss %	(17.3)%	(10.9)%	(12.3)%	(1.0)%	(10.2)%

GAAP net loss	$(18,580)	$(14,538)	$(60,210)	$(10,741)	$(17,913)
GAAP net loss %	(24.4)%	(20.6)%	(24.8)%	(4.6)%	(22.1)%
GAAP net loss per share:
Basic	$(0.21)	$(0.23)	$(0.68)	$(0.17)	$(0.20)
Diluted	$(0.21)	$(0.23)	$(0.68)	$(0.17)	$(0.20)
Net income adjustments:
Impairment of goodwill	$—	$5,698	$—	$5,698	$—
Total cost of sales adjustments	$2,087	$133	$7,081	$298	$1,969
Total research and development adjustments	$1,500	$243	$5,826	$579	$2,205
Total selling, general & administrative adjustments	$2,335	$1,710	$16,240	$4,286	$4,581

Non-GAAP net (loss) income	$(12,658)	$(6,754)	$(31,063)	$120	$(9,158)

Non-GAAP net (loss) income %	(16.6)%	(9.6)%	(12.8)%	0.0%	(11.3)%
Non-GAAP net (loss) income per share:
Basic	$(0.14)	$(0.10)	$(0.35)	$0.00	$(0.10)
Diluted	$(0.14)	$(0.10)	$(0.35)	$0.00	$(0.10)
Weighted average shares used in computing GAAP and Non-GAAP net (loss) income per share:
Basic	88,960	64,612	88,808	64,618	88,769
Diluted	88,960	64,612	88,808	64,618	88,769

EBITDA and Adjusted EBITDA
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income (loss) excluding the impact of net interest (income) expense, income tax expense, depreciation and amortization of property, plant and equipment and amortization of purchased intangibles. Adjusted EBITDA represents EBITDA excluding non-cash charges and costs related to the acquisition of StrataLight, stock-based compensation expense and restructuring costs. These items are excluded from EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time as well as those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation of net income (loss), EBITDA and adjusted EBITDA.
Opnext, Inc.
Unaudited EBITDA and Adjusted EBITDA
(in thousands)

					Three Months
	Three Months Ended		Nine Months Ended		Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Sept 30,
	2009	2008	2009	2008	2009
Reconciliation of Net loss to EBITDA and Adjusted EBITDA:
Net loss	$(18,580)	$(14,538)	$(60,210)	$(10,741)	$(17,913)
Interest expense (income), net	178	(717)	432	(2,689)	161
Income tax (benefit) expense	(222)	—	(126)	—	81
Depreciation and amortization of property, plant and equipment	5,444	3,350	17,054	9,338	5,886
Amortization of purchased intangibles	1,787	—	13,233	—	3,787

EBITDA	$(11,393)	$(11,905)	$(29,617)	$(4,092)	$(7,998)
Goodwill impairment	—	5,698	—	5,698	—
In-process research and development	—	—	—	—	—
Employee Liquidity Bonus Plan expense	1,555	—	7,266	—	2,930
Acquired inventory mark-up	—	—	977	—	—
Stock-based compensation expense	1,672	1,584	5,010	4,161	1,691
Restructuring costs	908	—	2,181	—	232
Business integration costs	—	226	480	226	115
Litigation expense	—	276	—	776	—

Adjusted EBITDA	$(7,258)	$(4,121)	$(13,703)	$6,769	$(3,030)